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                                    Pacific Century Financial Corporation
                    Exhibit 99 - Statement Regarding Computation of Ratios
                                          Six Months Ended June 30
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             (in millions of dollars)                                        1997        1996

             Earnings:
             1.  Income Before Income Taxes                                  $110.6      $102.2
             2.  Plus:  Fixed Charges Including Interest on Deposits          259.0       243.0
             3.  Earnings Including Fixed Charges                             369.6       345.2
             4.  Less:  Interest on Deposits                                  157.5       133.4
             5.  Earnings Excluding Interest on Deposits                     $212.1      $211.8


             Fixed Charges:
             6.  Fixed Charges Including Interest on Deposits                $259.0      $243.0
             7.  Less:  Interest on Deposits                                  157.5       133.4
             8.  Fixed Charges Excluding Interest on Deposits                $101.5      $109.6

             Ratio of Earnings to Fixed Charges:
                 Including Interest on Deposits  (Line 3 divided by Line 6)     1.4 x       1.4 x
                 Excluding Interest on Deposits (Line 5 divided by Line 8)      2.1 x       1.9 x

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